EXHIBIT 99.1
For Immediate Release
Contact at Neurocrine Biosciences:
Elizabeth Foster
(858) 617-7600
NEUROCRINE RECEIVES APPROVABLE LETTER FOR INDIPLON CAPSULES
WITH ADDITIONAL SAFETY AND EFFICACY DATA
REQUIRED BY FDA
San Diego, CA, December 13, 2007 — Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that the Company has received communication from the U.S. Food and Drug Administration (FDA) indicating that the New Drug Application (NDA) for indiplon 5 mg and 10 mg capsules for the treatment of insomnia is approvable pending additional clinical and preclinical data.
On May 15, 2006, the Company received an action letter from the FDA stating that indiplon 5 mg and 10 mg capsules were approvable (2006 Approvable Letter). The 2006 Approvable Letter requested that the company reanalyze data from certain preclinical and clinical studies to support approval of indiplon 5 mg and 10 mg capsules for sleep initiation and middle of the night dosing. The 2006 Approvable Letter also requested reexamination of the safety analyses. At the August 2006 end-of-review meeting where the 2006 Approvable Letter was discussed, the FDA requested that the resubmission include further analyses and modifications of analyses previously submitted to address questions raised by the FDA in the initial review. This reanalysis was completed and was resubmitted on June 12, 2007.
On December 12, 2007, we received an action letter from the FDA stating that indiplon 5mg and 10mg capsules are Approvable ( 2007 Approvable Letter). The 2007 Approvable Letter did not raise any of the issues previously raised by FDA in the 2006 Approvable Letter.
The requirements as spelled out in the 2007 Approvable Letter raised requirements as follows:
•	An objective/subjective clinical trial in the elderly.

•	A safety study assessing the rates of adverse events occurring with indiplon when compared to a marketed product.

•	A preclinical study to evaluate indiplon administration during the third trimester of pregnancy.
“While we are disappointed in the FDA action, we will accept the FDA’s offer to discuss the applications via a meeting or telephone conference in order to clarify and determine the next steps required,” said Gary A. Lyons, President and CEO of Neurocrine.
About Neurocrine
Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. The product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, endometriosis, irritable bowel syndrome, pain, and diabetes. Indiplon was licensed from DOV Pharmaceutical in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties relating to Neurocrine’s indiplon program that could cause actual results to differ materially from those indicated in the forward-looking statements. Specifically, the risks and uncertainties the Company faces with respect to its indiplon program include, but are not limited to; risk that the Company will not be able to address issues and or requests set forth in the action letter from the FDA in a timely manner if at all; risk that the Company will not be able to address issues and or requests set forth in the action letters from the FDA in a manner acceptable to the FDA if at all; the risk that FDA may reject any future indiplon regulatory filings or find them incomplete or insufficient; risk that indiplon approval and subsequent commercialization may be significantly delayed; and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2007. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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